Exhibit 99.1

SYNAGEVA BIOPHARMA REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS

LEXINGTON, Mass., August 2, 2012 — Synageva BioPharma Corp. (“Synageva”) (NASDAQ:GEVA), a clinical stage biopharmaceutical company developing therapeutic products for rare disorders, today reports second quarter 2012 financial results and announces presentations at an upcoming medical conference.

Presentations/Symposium at Upcoming SSIEM Meeting

Two oral presentations are scheduled at the Society for the Study of Inborn Errors of Metabolism (SSIEM) meeting being held in Birmingham, England, September 4-7, 2012. The first oral session will review data from the Phase I/II trial of SBC-102 in adults with late onset LAL Deficiency, including data from the on-going extension study as previously highlighted by the company. The second oral session will review the natural history of infants with early onset LAL Deficiency, also previously highlighted by the company. Both presentations are scheduled for Thursday, September 6th with titles and times detailed below:

•	“Recombinant Lysosomal Acid Lipase (LAL) demonstrates pharmacodynamic activity in Cholesteryl Ester Storage Disease (CESD), the late onset form of LAL Deficiency”, Simon Jones, 10:30 am-12:00 pm GMT

•	“Natural history study of early onset Lysosomal Acid Lipase (LAL) Deficiency (Wolman disease) confirms a severe and rapid disease course”, Christian Hendriksz, 1:00 pm-2:30 pm GMT

In addition, on the evening of September 3rd, Synageva will host a satellite symposium for physicians moderated by Patrick McKiernan MD, a pediatric hepatologist at the Birmingham Children’s Hospital, Birmingham, England. The satellite symposium will focus on the connection between metabolics and pediatric liver diseases and will include physician experience with LAL Deficiency, clinical progress of SBC-102, and advances in diagnostic testing for LAL Deficiency.

Second Quarter 2012 Financial Results

For the quarter ended June 30, 2012, Synageva reported a net loss of $10.2 million compared to a net loss of $5.6 million for the corresponding quarter of the prior year. For the six months ended June 30, 2012, Synageva reported a net loss of $17.6 million compared to a net loss of $11.0 million for the corresponding period of the prior year. Results for the quarter ended June 30, 2011 refer to the results for Synageva BioPharma Corp., the private predecessor to the company resulting from the combination of private Synageva and Trimeris.

Revenue for the quarter ended June 30, 2012 of $2.2 million consists of $1.4 million of Fuzeon royalties from Roche, as well as revenue from Synageva’s collaboration agreements of $0.8 million. Total operating expenses for the quarter ended June 30, 2012, including R&D and G&A expenses, totaled $12.5 million compared to $5.6 million for the corresponding quarter of the prior year. Non-cash stock-based compensation expense totaled $0.9 million for the quarter ended June 30, 2012, compared to $0.1 million for the corresponding quarter of the prior year. Non-cash amortization of developed technology totaled $0.7 million for the quarter ended June 30, 2012. There was no amortization of developed technology in the corresponding quarter of the prior year.

Revenue for the six-months ended June 30, 2012 of $4.6 million consists of $2.9 million of Fuzeon royalties from Roche, as well as revenue from Synageva’s collaboration agreements of $1.7 million. Total operating expenses for the six-months ended June 30, 2012, including R&D and G&A expenses, totaled $22.2 million compared to $11.1 million for the corresponding period of the prior year. Non-cash stock-based compensation expense totaled $1.5 million for the six-months ended June 30, 2012, compared to $0.2 million for the corresponding period of the prior year. Non-cash amortization of developed technology totaled $1.4 million for the six-months ended June 30, 2012. There was no amortization of developed technology in the corresponding six-month period of the prior year.

As of June 30, 2012, Synageva had a cash balance of $138.9 million, excluding net proceeds from the follow-on offering completed July 13, 2012 of $108.1 million, and no outstanding debt.

2012 Financial Outlook

Synageva reiterates its previous net operating loss guidance of between $40 and $45 million for 2012. The anticipated increase in net loss from 2011 is expected to be primarily due to higher spending to support our global development for our lead program SBC-102 and our preclinical programs.

About Synageva’s Lead Program

SBC-102 is a recombinant form of the human LAL enzyme being developed as an enzyme replacement therapy for Lysosomal Acid Lipase (LAL) Deficiency, a lysosomal storage disorder (LSD). SBC-102 is currently being evaluated in global clinical trials and has been granted orphan designations by the U.S. Food and Drug Administration (“FDA”), the European Medicines Agency, and the Swiss health authority, Swissmedic. Additionally, SBC-102 received fast track designation by the FDA.

About LAL Deficiency

Lysosomal Acid Lipase Deficiency is a rare, autosomal recessive lysosomal storage disorder (LSD) that is caused by a marked decrease in LAL enzyme activity. Late onset LAL Deficiency, sometimes called Cholesteryl Ester Storage Disease (CESD), affects both children and adults. In these patients, the buildup of fatty material in the liver, spleen and blood vessel walls leads to complications resulting in significant morbidity and mortality. Early onset LAL Deficiency, sometimes called Wolman disease, affects infants in the first year of life and is characterized by growth failure, malabsorption, steatorrhea and hepatomegaly and is rapidly fatal, usually within the first year of life.

About Synageva BioPharma Corp.

Synageva is a clinical stage biopharmaceutical company focused on the discovery, development, and commercialization of therapeutic products for patients with life-threatening rare diseases and unmet medical need. Synageva has several protein therapeutics in its pipeline. The company has assembled a team with a proven record of bringing orphan therapies to patients.

Further information regarding Synageva BioPharma Corp. is available at www.synageva.com.

Forward-Looking Statements

This news release and oral statements made from time to time by Synageva representatives in respect of the same subject matter may contain “forward-looking statements” under the provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by introductory words such as “expects,” “plans,” “intends,” “believes,” “will,” “estimates,” “forecasts,” “projects,” or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Many factors may cause actual results to differ materially from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known, including those identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 22, 2012 and other filings the Company periodically makes with the SEC, and others of which are not. Synageva cannot be sure when or if it will be permitted by regulatory agencies to undertake additional clinical trials or to commence any particular phase of clinical trials or how quickly patient enrollment in clinical trials will occur. In addition, early clinical results are not necessary predictive of results that may be achieved from subsequent clinical trials. Because of this, statements regarding the expected timing of clinical trials or ultimate regulatory approval cannot be regarded as actual predictions of when Synageva will obtain regulatory approval for any phase of clinical trials or when it will obtain ultimate regulatory approval by a particular regulatory agency. Our future financial results may differ from those currently anticipated due to a number of factors, including unanticipated costs in our research and development programs, fluctuations in royalty revenues and unplanned costs associated with maintaining and enforcing patents and other patent-related costs. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements. Synageva undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact for Synageva:

Matthew Osborne

Tel: (781) 357-9947

matthew.osborne@synageva.com

Synageva BioPharma Corp.

Statement of Operations

(Unaudited and in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Royalty revenue	$1,447	$—	$2,896	$—
Collaboration and license revenue	802	105	1,694	105
Other revenue	—	134	56	196

Total revenue	2,249	239	4,646	301

Operating expenses:
Research and development	8,588	3,619	15,420	7,821
General and administrative	3,887	2,007	6,807	3,279

Total operating expenses	12,475	5,626	22,227	11,100

Loss from operations	(10,226)	(5,387)	(17,581)	(10,799)

Other expense, net	—	(165)	—	(199)
Interest income (expense), net	3	(8)	5	(7)

Net loss	(10,223)	$(5,560)	(17,576)	$(11,005)

Basic and diluted net loss per share (1)	$(0.48)	$(75.14)	$(0.84)	$(142.92)

Weighted average shares used in basic and diluted per share computations (1)	21,284	74	21,048	77

(1)	Per share computations for the three and six months ended June 30, 2011 are based on Private Synageva’s historic common stock balance, which excludes preferred stock.